exhibit h(5)


                         SMITH BARNEY/CITI/SALOMON FUNDS

                  AMENDED AND RESTATED TRUSTEE RETIREMENT PLAN

                              As of January 1, 2005

          A. INTRODUCTION

          1. This Amended and Restated Trustee Retirement Plan (this "Plan") is being adopted by each of the investment companies identified on APPENDIX A hereto (the "Trusts"), severally and not jointly, in order to recognize and reward the valued services provided by the Independent Trustees (as defined below) to the Trusts. This Plan may hereafter be adopted by an investment company by vote of such investment company's Board of Trustees.

          2. This Plan shall apply to each Trustee of a Trust who is not and has not been an "interested person" of such Trust (collectively, the "Independent Trustees" and individually, an "Independent Trustee") within the meaning of
Section 2(a)(19) of the Investment Company Act of 1940, as amended. Each Independent Trustee of a Trust shall, promptly following the adoption of this Plan by the Trust or his or her later becoming an Independent Trustee of the Trust, sign a statement in the form of APPENDIX B hereto to the effect that he or she agrees and consents to the provisions of this Plan.

          3. Except as otherwise provided herein, this Plan is separate and distinct from any other retirement plan or emeritus plan adopted by the Trusts or any other investment company advised or administered by an affiliate of Citigroup Inc. All rights, duties, responsibilities and obligations under this Plan shall be between the Trusts and their Independent Trustees as defined herein. No other person, including any other member of the Boards of Trustees of the Trusts, shall participate in this Plan.

          4. This Plan shall be administered by the Independent Trustees of the Trusts or their designee. Except as otherwise specifically provided in this Plan, all decisions or determinations to be made by the Independent Trustees are to be made by a majority of the Independent Trustees then serving as such.

          B. MANDATORY RETIREMENT AGE AND ELIGIBILITY FOR BENEFITS

          1. An Independent Trustee may elect to retire from the Board of Trustees of all of the Trusts by giving written notice to the Trusts. In any

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event, an Independent Trustee shall retire from all of the Trusts as of the last day of the calendar year in which he or she attains the age of 75.

          2. To be eligible to receive the minimum retirement benefits under this Plan (the "Minimum Benefit") an Independent Trustee must retire from the Board of Trustees of all of the Trusts after having attained at least age 67 (the "Minimum Age") and having served for at least 5 years as a member of the Board of Trustees of one or more of the Trusts. To be eligible to receive the maximum retirement benefits under this Plan (the "Maximum Benefit"), an Independent Trustee must retire from the Board of Trustees of all of the Trusts after having attained the Minimum Age and having served for at least 10 years as a member of the Board of Trustees of one or more of the Trusts. Time served as a Trustee of any one or more of the Trusts shall be counted toward the years of service requirement, PROVIDED that no additional years of service will be credited to a Trustee for service on multiple Trusts simultaneously. For purposes of this Plan, a year of service refers to a period of service as an Independent Trustee of twelve consecutive full calendar months.

          C. COMPENSATION

          1. The Maximum Benefit for an Independent Trustee under this Plan shall be equal to five times the amount of Basic Trustee Compensation paid or otherwise payable to an Independent Trustee during the entirety of the calendar year of the Independent Trustee's retirement. "Basic Trustee Compensation" for any calendar year shall mean the amount of retainer and regular meeting fees payable to an Independent Trustee for that calendar year (assuming no change in relevant facts for the balance of the year following the Independent Trustee's retirement), but shall not include fees for special meetings or fees for service as a chairperson of a Board, as a committee member, as a chairperson of a committee, or as a lead Independent Trustee. For purposes of calculating Basic Trustee Compensation for any calendar year, it shall be assumed that an Independent Trustee attended or will have attended all regular meetings during that calendar year.

          2. The Minimum Benefit shall be equal to 50% of the Maximum Benefit for any Independent Trustee with 5 years of service, and retirement benefits shall increase by 10 percentage points for each additional year of that Independent Trustee's service up to the Maximum Benefit at 10 years of service, as set forth in the following table:

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                                                 PERCENTAGE OF
      YEARS OF SERVICE                          MAXIMUM BENEFIT
      ----------------                          ---------------
          5 Years                                     50%

          6 Years                                     60%

          7 Years                                     70%

          8 Years                                     80%

          9 Years                                     90%

         10 Years                                    100%

          3. The aggregate amount of an Independent Trustee's retirement benefits will be fixed at the date of retirement. Retirement benefits shall be paid to the retired Independent Trustee in 20 equal quarterly installments, commencing with the first calendar quarter following the date on which the Independent Trustee retires. Each quarterly installment shall be payable on the last business day of the calendar quarter.

          4. No benefits under this Plan may be anticipated, transferred, pledged, assigned, either in law or equity, alienated, attached, garnished, levied or subject to any other legal or equitable process. No benefits under this Plan shall be payable to an Independent Trustee, or to the beneficiary or estate of an Independent Trustee, who is removed for "cause" as determined by the Independent Trustees.

          5. An Independent Trustee may receive retirement benefits under this Plan if he or she retires from the Board of Trustees of all of the Trusts after 5 years of service but before the Minimum Age, if a majority of the other Independent Trustees in their sole judgment determine that as a consequence of ill health, disability or for any other reason the earlier retirement date is appropriate.

          D. EFFECT ON EMERITUS AND RETIREMENT PLANS

          1. As of the January 1, 2002, this Plan superseded the Amended and Restated Trustee Emeritus Plan of the Trusts dated January 1, 2001 (the
"Emeritus Plan"), which were thereby terminated. Under the Plan as in effect prior to its amendment and restatement as of January 1, 2005, each Trustee Emeritus was deemed to have resigned as a Trustee Emeritus and to have been entitled to benefits as a retired Independent Trustee under this Plan, PROVIDED THAT the Trustee Emeritus may have been required to execute a waiver (pursuant to an instrument in form and substance
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satisfactory to the Trusts) of any rights under the Emeritus Plan as a condition to receipt of benefits under this Plan. The retirement benefits payable to an individual Trustee Emeritus under this Plan was calculated based upon the Trustee Emeritus' years of service immediately prior to his election of Trustee Emeritus status and based upon the Basic Trustee Compensation for the calendar year ending on or immediately prior to that election. The retirement benefits payable under this Plan to a former Trustee Emeritus shall be reduced by any retainer and meeting fees received by the former Trustee Emeritus under the Emeritus Plan. Such reduction shall be applied first against the last quarterly payment under this Plan and then against each preceding quarterly payment in inverse order of maturity.

          2. No Independent Trustee who was at January 1, 2002 covered by the Smith Barney Investment Series Amended and Restated Trustees Retirement Plan dated as of January 1, 2001 (as in effect from time to time, the "SBIS Plan") shall be entitled to any benefits under this Plan (nor shall his beneficiary or estate be entitled to benefits under this Plan), unless, prior to the payment of any benefits under this Plan or the SBIS Plan to that Trustee or to his beneficiary or estate, that Independent Trustee waived or waives all rights under the SBIS Plan pursuant to an instrument in form and substance satisfactory to the Trusts.

          E. SURVIVORSHIP

          1. In the event a retired Independent Trustee dies prior to complete distribution under this Plan, such Independent Trustee's beneficiary designated by him or her in writing to the Trusts with specific reference to this Plan, shall receive the remaining retirement benefits.

          2. In the event an Independent Trustee dies prior to retirement but after 5 years of service, regardless of whether the Independent Trustee has attained the Minimum Age, the Independent Trustee's beneficiary designated by him or her in writing to the Trusts with specific reference to this Plan, shall receive the amount of the applicable retirement benefit.

          3. A Trustee may designate alternate beneficiaries who may receive benefits under this Plan in the event the Independent Trustee survives his or her primary beneficiary. In the event the Independent Trustee survives his or her primary and alternate beneficiaries or if no beneficiary has been designated, the remaining retirement benefits under this Section E. shall be payable to the Independent Trustee's estate.
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                                      -5-


          F. LUMP-SUM PAYMENTS

          1. Subject to the remainder of this Section, an Independent Trustee may elect to receive payments hereunder as a single lump sum at the date the initial installment would otherwise be made in lieu of installment payments. Any such election must be made prior to June 30, 2005 or the date of the Independent Trustee's retirement, if earlier, shall become irrevocable as of the earlier of those dates, and shall control the form of payment, that is, installments or lump sum, of all of the Independent Trustee's benefits whether payable on retirement or following his or her death. For the avoidance of doubt, no one who first becomes eligible for this Plan after June 30, 2005 shall be eligible to elect a lump sum payment in lieu of installments.

          2. The lump sum payment shall equal the present value of the installment payments payable to the Independent Trustee, calculated according to the following formula:

          Such lump sum shall equal the product of

          (i) the aggregate amount of the Independent Trustee's retirement benefits from the Trusts as fixed at the date of retirement; and

          (ii) the Independent Trustee's "Present Value Factor" as determined below.

          3. An Independent Trustee's Present Value Factor shall be calculated according to the following formula:

                                        n
          Present Value Factor = 1/(1+i)

          where

          n= the number of years (expressed to the nearest 1/100th of a year) remaining until the date that is the midpoint between the date of the first remaining payment and the last remaining payment payable to the Independent Trustee under the Plan (the "Midpoint Date"); and

          i= the "Interest Rate" as determined below.

          4. The Interest Rate shall be calculated by determining the per annum yield to maturity of a U.S. Treasury obligation maturing on or most closely prior to the Midpoint Date. Such per annum yield shall be applied as the Interest Rate for purposes of determining the Present Value Factor above.

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          5. Any calculation of a lump sum payment made pursuant to this section and approved by the Independent Trustees shall be conclusive and binding on all concerned in the absence of manifest error.

          G. NO RIGHT OF RENOMINATION, ETC.

          Nothing in this Plan shall in any way derogate from the provisions of a Trust's Declaration of Trust, as amended and in effect from time to time, regarding the term of office of Trustees. Without limiting the foregoing, nothing in this Plan creates any right of an Independent Trustee to continue to serve as a Trustee of any Trust nor any obligation on the part of the Board of Trustees of any Trust to nominate any Independent Trustee for re-election. Nothing in this Plan will create any obligation on the part of a Trust or a Fund to pay any particular level of compensation to Independent Trustees.

          H. ACCOUNTING

          1. The obligations of a Trust, or if a Trust has multiple investment portfolios or series (each, a "Fund") the obligations of any Fund, to pay benefits and expenses under this Plan will not be secured or funded in any manner, and the obligations will not have any preference over the lawful claims of a Trust's or a Fund's creditors and shareholders. A Trust or a Fund shall be under no obligation to segregate any assets for the purpose of providing retirement benefits pursuant to this Plan, and to the extent that any Independent Trustee or his or her beneficiary or estate acquires a right to receive a benefit under the Plan, such right shall be limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and such person's position with respect to such amounts shall be that of a general unsecured creditor of a Trust or a Fund.

          2. The benefits to an Independent Trustee (or his or her beneficiary or estate) described hereunder represent the aggregate amounts payable by all of the Trusts. A Trust shall be responsible for its proportionate share of the payment of the retirement benefits to Independent Trustees, as well as its share of expenses of administration of this Plan, including without limitation administrative, accounting and legal fees. In no event shall a Trust be liable hereunder for amounts greater than its proportionate share of retirement benefits and expenses of administration under this Plan.

          3. To the extent that a Trust consists of one or more Funds, costs and expenses will be allocated among the Funds by the Board of Trustees of the Trust in a manner that is determined by the Board or its designee to be fair and equitable under the circumstances.
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          4. The contingent obligations of a Trust or a Fund under this Plan shall be accounted for in accordance with generally accepted accounting principles. Upon the retirement of an Independent Trustee, a Trust or a Fund at its option may purchase an annuity contract to meet its obligation in respect of the Independent Trustee.

          5. In the event of a liquidation, dissolution or winding up of a Trust or a Fund or distribution of all or substantially all of the Trust's or Fund's assets and property, appropriate provisions shall be made with respect to the obligations of such Trust or Fund accrued under this Plan.

          I. AMENDMENT OR TERMINATION OF PLAN

          A Trust may at any time amend or terminate this Plan as to it or waive any provision of this Plan as to it upon the vote of a majority of that Trust's Independent Trustees; PROVIDED that (1) no amendment, termination or waiver will impair the rights of a retired Independent Trustee, or the beneficiary or estate of a deceased Independent Trustee, to receive the payments to which he or she was entitled under this Plan; (2) no amendment, termination or waiver will reduce or otherwise alter the respective allocation of responsibilities among the several Trusts for benefits accrued or costs incurred without approval of a majority of the Independent Trustees of each Trust affected and (3) no amendment, termination or waiver may result in the benefits of this Plan ceasing to satisfy the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          J. NO QUALIFIED PLAN; NO SHAREHOLDER APPROVAL

          This Plan shall not be a qualified plan under Section 401 of the Code and need not be submitted for approval of shareholders.

          K. EFFECTIVE DATE

          This Plan, as amended and restated as of January 1, 2005, has been approved by the Independent Trustees of the Trusts and shall become effective as of January 1, 2005. As amended and restated effective as of January 1, 2005, this Plan is intended to meet the requirements of paragraphs (2), (3) and (4) of
Section 409A(a) of the Code with respect to the payment of benefits hereunder from and after January 1, 2005 (whether accrued before or after January 1, 2005) and shall be operated, administered and interpreted consistent with such intent.

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                                                                      Appendix A
                                                                      -------- -

Names of Trusts
---------------

Smith Barney Investment Series
CitiFunds Trust I
Smith Barney Trust II
CitiFunds Trust III
Salomon Funds Trust
CitiFunds Premium Trust
CitiFunds Institutional Trust
Variable Annuity Portfolios
Cash Reserves Portfolio
Tax Free Reserves Portfolio
U.S. Treasury Reserves Portfolio
Institutional Portfolio



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                                                                      Appendix B
                                                                      -------- -



                             INSTRUMENT OF ADHERENCE


         I,___________________________, do hereby certify that I have read, understand, consent to, and agree to be bound by the foregoing Amended and Restated Trustee Retirement Plan. [Pursuant to Section F of the foregoing plan, I hereby irrevocably elect to receive payments under the plan as a lump sum in lieu of installments, such lump sum to be calculated as provided in the plan.]


                                                 ______________________________
                                                           Signature

Dated:______________